Exhibit 10.2

Johnson Controls International plc
Director Double Taxation Policy

1.Purpose. Johnson Controls International plc (the “Company”) seeks to create a Board of Directors (“Board”) that is strong in its collective knowledge and has a variety of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets. To fulfill this goal, the Company must be able to identify and recruit director candidates from a variety of regions and countries around the world. This Director Double Taxation Policy (this “Policy”) is to allow the Company to effectively recruit and retain directors from a variety of jurisdictions by mitigating the potential impact on director compensation where a non-management director is subject to double taxation in certain jurisdictions outside of Ireland where tax treaties (or lack thereof) do not provide full or partial tax credits with respect to director compensation.

2.Authority and Delegation. The Board has adopted this Policy upon the recommendation of its Governance and Sustainability Committee (the “Committee”) and has delegated to the Committee the authority to administer this Policy.

3.Double Taxation Supplemental Retainer. In the event a non-employee director of the Company reasonably anticipates being subject to taxation on some or all of such director’s compensation for Board service in both (a) Ireland and (b) the United States (“Double Taxation”) and, due to the terms of tax treaties (or the absence of tax treaties), the director will not be eligible for tax credits, deductions, offsets or other mechanisms sufficient fully to avoid such Double Taxation, the non-employee director may notify the Company, specifying that the non-employee director reasonably anticipates being subject to such Double Taxation and the period of time (including the specific dates and number of hours worked) the non-employee director spent performing work related to their service as a non-employee director of the Company in the United States. Such notice must be provided as soon as reasonably practicable, and no later than one (1) year, after the director becomes aware of such Double Taxation. The Company may also request verification from the certified tax professionals responsible for managing the non-employee director’s taxes related to their compensation for Board service. Upon timely receipt, review and approval of such notice and any supplemental verification information by the Committee (or the Committee’s delegate), the non-employee director shall be entitled to a supplemental retainer fee in the amount of up to $10,000 (but not to exceed the applicable amount of actual or anticipated Double Taxation liability) for each year in which the Board has met to conduct official business in the United States where such non-employee director is or will be subject to Double Taxation, provided that the non-employee director attends the Board meeting(s) creating the Double Taxation in person. Any supplemental retainer fee approved by the Committee (or the Committee’s delegate) will be paid in the quarter immediately following the approval if the director remains in service until such quarter.

4.Miscellaneous.

(a) Authority and Approval. The Board adopted this Policy on June 4, 2026.

(b) Scope of Policy. This Policy shall apply to all non-employee directors of the Company.

(c) Interpretation. The Committee has the sole power and authority to interpret this Policy, including the eligibility of non-employee directors to receive payments, and such interpretations will be binding on all persons.

(d) Amendment. This Policy may be amended at any time by the Committee.